EXHIBIT 99.3

CONSENT OF FINANCO SECURITIES LLC

We hereby consent to (i) the inclusion of the text of our opinion letters, dated December 23, 2011, to the special committee of Perfumania Holdings, Inc. (the “Company”) as Annex B to the Joint Proxy Statement/Prospectus, filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2012 (the “Joint Proxy Statement/Prospectus”), relating to the proposed Merger (as such term is defined in the Agreement and Plan of Merger, dated as of December 23, 2011, by and among the Company, Parlux Fragrances, Inc., and PFI Merger Corp.), which annex is part of the Company’s Registration Statement on Form S-4 containing such Joint Proxy Statement/Prospectus, and (ii) the references to such opinions under the headings “Summary—Opinions of Financial Advisors—Financial Advisor to Perfumania’s Special Committee,” “The Merger—Background of the Merger,” “The Merger—Perfumania Special Committee’s and Board of Directors’ Recommendation,” and “The Merger—Opinion of Financial Advisor to Perfumania Special Committee” in the Joint Proxy Statement/Prospectus. In giving such consent, we disclaim, and do not admit, (a) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission promulgated thereunder, or (b) that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Dated: January 20, 2012

FINANCO SECURITIES LLC

/s/ Financo Securities LLC